Exhibit 3.46

ARTICLES OF INCORPORATION

OF

CASH AMERICA, INC. OF ALABAMA

1. The name of the Corporation is Cash America, Inc. of Alabama (the “Corporation”).

2. The address of the registered office of the Corporation in the State of Alabama is 57 Adams Avenue, Montgomery, Alabama 36104-4045. The name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the Alabama Business Corporation Act. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

4. The total number of authorized shares of capital stock of the Corporation shall be one thousand (1,000) shares of Common Stock, par value of one cent ($0.01) per share.

5. No holder of shares of stock of the Corporation shall have any preemptive or other right, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

6. The number of directors constituting the initial Board of Directors of the Corporation is two (2), and the name and address of each person who is to serve as a director until the first annual meeting of the stockholders or until his successor is elected and qualified are:

Name	Address
Jack R. Daugherty	1600 West 7th Street Fort Worth, Texas 76102

Daniel R. Feehan	1600 West 7th Street Fort Worth, Texas 76102

Election of directors need not be by written ballot unless the Bylaws shall so provide. No holders of Common Stock of the Corporation shall have any rights to cumulate votes in the election of directors.

7. The Corporation is to have perpetual existence.

8. The name and mailing address of the incorporator of the Corporation is Hugh A. Simpson, 1600 West 7th Street, Fort Worth, Texas 76102.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Alabama Business Corporation Act, does make these Articles of Incorporation, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 7th day of July, 1992.

/s/ HUGH SIMPSON
Hugh A. Simpson